Exhibit 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated as of June 15, 2018 (the “Agreement”), by and between Iconix Brand Group, Inc., a Delaware corporation (the “Company”), and Peter Cuneo (the “Executive”).

WITNESSETH

WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company, on an interim basis, pursuant to the terms as provided herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Executive hereby agree as follows:

1. Engagement of Executive; Duties. During the Term (as hereinafter defined in Section 3 below), the Executive shall have the title of Interim Chief Executive Officer of the Company, and shall have the authorities, duties and responsibilities customarily exercised by an individual serving in these positions in a corporation of the size and nature of the Company and such other authorities, duties and responsibilities as may be from time to time delegated to him by the Board of Directors of the Company (the “Board”). The Executive shall faithfully and diligently discharge his duties hereunder and use his best efforts to implement the policies established by the Company. The Executive shall report to the Board.

2. Time. The Executive shall devote substantially all of his professional time to the business affairs of the Company, provided, that the Executive may devote reasonable time to the matters set forth on Schedule I attached hereto.

3. Term. The Executive’s engagement shall commence effective June 15, 2018 (the “Commencement Date”) and, subject to the earlier termination of this Agreement pursuant to Section 5 hereof, shall continue until September 15, 2018 (the “Term”).

4. Compensation.

(a)	Base Salary.

Executive's base salary for the Term will be at the rate of $83,333 per month. The salary paid hereunder will be paid in accordance with the Company's payroll practices and policies then in effect (the salary set forth herein shall be referred to as the “Base Salary”).

(b)	Bonus.

Executive shall not be eligible to receive any bonus in connection with his employment hereunder.

(c)	Equity Awards.

Promptly following the Commencement Date, the Company shall issue to Executive, under the Company’s Amended and Restated 2016 Omnibus Incentive Plan, 50,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”). All shares issued hereunder will vest immediately upon issuance and shall be subject to restrictions on transfer under the Federal securities laws and the Company’s Insider Trading Policy.

(d)	Fringe Benefits.

Executive shall be added or continued, as the case may be, as an insured under the Company's officers and directors insurance and all other polices which pertain to officers and/or directors of the Company.

(e)	Reimbursement of Expenses.

The Company shall pay to Executive the reasonable expenses incurred by him in the performance of his duties hereunder, including, without limitation, expenses related to cell phones, blackberrys and laptop computers and such other expenses incurred in connection with business related travel or entertainment in accordance with the Company’s policies, or, if such expenses are paid directly by the Executive, the Company shall promptly reimburse the Executive for such payments, provided that the Executive (i) properly accounts for such expenses in accordance with the Company’s policies and (ii) has received prior approval by the Board for major expenses.

5. Termination of Employment.

(a)	General. The Executive’s employment under this Agreement may be terminated without any breach of this Agreement only on the following circumstances:

(1) Death or Disability. The Executive’s employment under this Agreement shall terminate upon his death or disability, as determined by the Board in good faith.

(2) Good Reason. The Executive may terminate his employment under this Agreement for Good Reason at any time on or prior to the 30th day after the occurrence of the Good Reason event. For purposes of this Agreement, “Good Reason” shall mean the failure by the Company to timely comply with its material payment obligations contained in this Agreement; provided, however, that, within five (5) days of such event having occurred, the Executive shall have provided the Company with written notice that such event has occurred and afforded the Company twenty (20) days to cure the same.

(3) Without Good Reason. The Executive may voluntarily terminate his employment under this Agreement without Good Reason upon written notice by the Executive to the Company at least thirty (30) days prior to the effective date of such termination (which termination the Company may, in its sole discretion, make effective earlier than the date set forth in the Notice of Termination (as hereinafter defined in sub-section (b) below)).

(4) Cause. The Company may terminate the Executive’s employment under this Agreement at any time for Cause. Termination for “Cause” shall mean termination of the Executive’s employment because of the occurrence of any of the following as determined by the Board:

(i)	the willful and continued failure by the Executive to attempt in good faith to substantially perform his obligations under this Agreement (other than any such failure resulting from the Executive’s incapacity due to a disability, as determined by the Board in good faith); provided, however, that the Company shall have provided the Executive with written notice that such actions are occurring and the Executive has been afforded at least twenty (20) days to cure same;

(ii)	the indictment of the Executive for, or his conviction of or plea of guilty or nolo contendere to, a felony or any other crime involving moral turpitude or dishonesty;

(iii)	the Executive’s willfully engaging in misconduct in the performance of his duties for the Company (including theft, fraud, embezzlement, and securities law violations or a violation of the Company’s Code of Conduct or other written policies) that is injurious to the Company, monetarily or otherwise; or

(iv)	the Executive’s willfully engaging in misconduct other than in the performance of his duties for the Company (including engaging, directly or indirectly in activities deemed by the Board to be competitive with the business activities conducted by the Company, soliciting or hiring any employee, customer, licensor or licensee of the Company, or engaging in theft, fraud, embezzlement, and securities law violations) that is materially injurious to the Company or, in the good faith determination of the Board, is potentially materially injurious to the Company, monetarily or otherwise.

For purposes of this Section 5(a)(4), no act, or failure to act, on the part of the Executive shall be considered “willful,” unless done, or omitted to be done, by him in bad faith and without reasonable belief that his action or omission was in, or not opposed to, the best interest of the Company (including reputationally).

(5) Without Cause. The Company may terminate the Executive’s employment under this Agreement without Cause immediately upon written notice by the Company to the Executive.

(6) Hiring of Permanent Chief Executive Officer. The Company may terminate the Executive’s employment under this Agreement immediately upon written notice by the Company to the Executive stating that a permanent Chief Executive Officer has been hired.

(b)	Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive (other than termination by reason of the Executive’s death) shall be communicated by written Notice of Termination to the other party of this Agreement.

For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and the date such termination shall take effect (“Date of Termination”).

(c)	Compensation Upon Termination.

(i)	Termination for Cause or without Good Reason. If the Executive’s employment shall be terminated by the Company for Cause or by the Executive without Good Reason, the Executive shall receive from the Company: (a) any earned but unpaid Base Salary through the Date of Termination, paid in accordance with the Company’s standard payroll practices; and (b) reimbursement for any unreimbursed expenses properly incurred and paid in accordance with Section 4(e) through the Date of Termination (collectively, the “Amounts and Benefits”), and the Company shall have no further obligation with respect to this Agreement.

(ii)	Termination without Cause or for Good Reason. If, prior to the expiration of the Term, the Executive resigns from his employment hereunder for Good Reason or the Company terminates the Executive’s employment hereunder without Cause (other than a termination by reason of death or disability or upon the hiring of a permanent Chief Executive Officer), then the Company shall (1) pay or provide the Executive the Amounts and Benefits and (2) continue to pay the Executive’s Base Salary through the end of the Term as if such termination had not occurred, in accordance with the Company’s payroll practices and policies then in effect.

(iii)	Termination upon Death or Disability. In the event of the Executive’s death or disability, the Company shall pay or provide the Amounts and Benefits to the Executive’s estate or the Executive, as the case may be.

(iv)	Termination upon Hiring of a Permanent Chief Executive Officer. If the Executive’s employment shall be terminated by the Company upon hiring of a permanent Chief Executive Officer pursuant to subsection (a)(6), the Company shall (1) continue to pay the Executive’s Base Salary through the end of the Term as if such termination had not occurred, in accordance with the Company’s payroll practices and policies then in effect; and (2) pay or provide the Amounts and Benefits to the Executive, and the Company shall have no further obligation with respect to this Agreement.

6. Confidentiality. The Executive shall not divulge to anyone, either during or at any time after the Term, any information constituting a trade secret or other confidential information acquired by him concerning the Company, any subsidiary or other affiliate of the Company, except in the performance of his duties hereunder, including but not limited to its licensees, revenues, business systems and processes (“Confidential Information”). The Executive acknowledges that any Confidential Information is of great value to the Company, and upon the termination of his employment, the Executive shall redeliver to the Company all Confidential Information and other related data in his possession.

7. Indemnification. The Company shall indemnify and hold harmless the Executive against any and all expenses reasonably incurred by him in connection with or arising out of (a) the defense of any action, suit or proceeding in which he is a party, or (b) any claim asserted or threatened against him, in either case by reason of or relating to his being or having been an employee, officer or director of the Company, whether or not he continues to be such an employee, officer or director at the time of incurring such expenses, except insofar as such indemnification is prohibited by law or not enforceable as against public policy. Such expenses shall include, without limitation, the fees and disbursements of attorneys, amounts of judgments and amounts of any settlements, provided that such expenses are agreed to in advance by the Company. The foregoing indemnification obligation is independent of any similar obligation provided in the Company’s Certificate of Incorporation or Bylaws, and shall apply with respect to any matters attributable to periods prior to the date of this Agreement, and to matters attributable to Executive's employment hereunder, without regard to when asserted.

8. Miscellaneous.

(a)	This Agreement shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be construed in accordance with those laws. The Company and Executive unconditionally consent to submit to the exclusive jurisdiction of the New York State Supreme Court, County of New York or the United States District Court for the Southern District of New York for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agree that service of any process, summons, notice or document by registered mail to the address set forth below shall be effective service of process for any action, suit or proceeding brought against the Company or the Executive, as the case may be, in any such court.

(b)	Executive may not delegate his duties or assign his rights hereunder. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company other than pursuant to a merger or consolidation in which the Company is not the continuing entity, or a sale, liquidation or other disposition of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets or businesses of the Company and assumes the liabilities, obligations and duties of the Company under this Agreement, either contractually or by operation of law. For the purposes of this Agreement, the term “Company” shall include the Company and, subject to the foregoing, any of its successors and assigns. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

(c)	The invalidity or unenforceability of any provision hereof shall not in any way affect the validity or enforceability of any other provision. This Agreement reflects the entire understanding between the parties.

(d)	This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of the Executive by the Company and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever, including, without limitation, the Employment Agreement, dated as of December 18, 2017, by and between the Company and Executive, which agreement is hereby terminated as of the date hereof with no further obligation of the Company thereunder. Any modification or termination of this Agreement will be effective only if it is in writing signed by the party to be charged.

(e)	This Agreement may be executed by the parties in one or more counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

9. Tax Withholding. The Company may deduct and withhold from any amounts payable under this Agreement such federal, state, local or other taxes as are required or permitted to be withheld pursuant to any applicable law or regulation.

10. Notices. All notices relating to this Agreement shall be in writing and shall be either personally delivered, sent by telecopy (receipt confirmed) or mailed by certified mail, return receipt requested, to be delivered at such address as is indicated below, or at such other address or to the attention of such other person as the recipient has specified by prior written notice to the sending party. Notice shall be effective when so personally delivered, one business day after being sent by telecopy or five days after being mailed.

To the Company:

Iconix Brand Group, Inc.

1450 Broadway, 3rd Floor

New York, New York 10018

Attention: Mark Friedman, Chairperson, Compensation Committee

With a copy in the same manner to:

Dechert LLP

Three Bryant Park

New York, New York 10036-6797

Attention: Naz Zilkha, Esq.

To the Executive:

Peter Cuneo

1450 Broadway, 3rd Floor

New York, New York 10018

IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the 15th day of June, 2018.

Iconix Brand Group, Inc.		Executive

By:	/s/ Mark Friedman	/s/ Peter Cuneo
	Mark Friedman Chairperson, Compensation Committee	Peter Cuneo

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